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                                                                 Exhibit 3.1.1

                      ARTICLES OF AMENDMENT AND RESTATEMENT
                                       OF
                          SEQUOIA SOFTWARE CORPORATION

        Sequoia Software Corporation, a Maryland corporation having its principal office in Columbia, Maryland (the "CORPORATION"), does hereby certify to the State Department of Assessments and Taxation of Maryland that:

        FIRST: The Corporation desires to amend certain provisions contained in its charter and to restate its charter as currently in effect. The provisions set forth in these Articles of Amendment and Restatement are all the provisions of the Corporation's charter currently in effect.

        SECOND: The name of the Corporation is: Sequoia Software Corporation.

        THIRD. The Corporation is formed for the purposes of (i) developing, licensing and selling computer software and computer hardware of all types and
(ii) engaging in and carrying on any and all businesses, transactions and activities permitted by the Maryland General Corporation Law which may be deemed desirable by the Board of Directors of the Corporation, as well as all activities and things necessary and incidental thereto, to the full extent empowered by such laws.

        FOURTH. The post office address of the principal office of the corporation in this State is 5457 Twin Knolls Road, Columbia, Maryland 21045. The resident agent of the Corporation in this State is David Snyder, Esquire, whose post office address is c/o Martin, Junghans, Snyder & Bernstein, P.A., 217
E. Redwood Street, Suite 2000, Baltimore, Maryland 21202.

        FIFTH: The total number of shares of all classes of stock that the Corporation shall have authority to issue is 126,337,594 divided into two (2) classes, (i) the first class consisting of 75,714,665 shares of Common Stock, par value $0.001 per share (the "COMMON STOCK"), or an aggregate par value of $75,714.67 and (ii) the second class consisting of 50,622,929 shares of preferred stock (the "PREFERRED STOCK"), 8,065,000 of which are designated Series A Convertible Preferred Stock, par value $0.001 per share (the "SERIES A PREFERRED STOCK"), 9,647,920 of which are designated as Series B Convertible Preferred Stock, par value $0.001 per share (the "SERIES B PREFERRED STOCK"), 26,092,770 of which are designated as Series C Convertible Preferred Stock, par value $0.001 per share (the "SERIES C PREFERRED STOCK"), and 6,817,239 are designated as Series D Convertible Preferred Stock, par value $0.001 per share (the "SERIES D PREFERRED STOCK"), or an aggregate par value of $50,622.93. As used herein, the term "PREFERRED STOCK" means the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock, share-for-share alike and without distinction, except where the context requires otherwise.


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        The following is a statement of the powers, privileges and rights, and the qualifications, limitations or restrictions thereof, in respect of each class of capital stock of the Corporation.

A.      COMMON STOCK.

        l. General. The voting, dividend and liquidation rights of the holders of shares of Common Stock are subject to, and qualified by, the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors.

        2. Voting. The holders of shares of Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting and at any meeting held for the purpose of electing directors, the presence in person or by proxy of the holders of a majority of the shares of Common Stock then outstanding shall constitute a quorum of the Common Stock for the purpose of electing directors by holders of the Common Stock.

        3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as, if and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock. Stock dividends payable on shares of Common Stock may be paid only in shares of Common Stock.

        4. Liquidation. Upon the voluntary or involuntary liquidation, sale, merger, consolidation, dissolution or winding up of the Corporation, holders of shares of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any and all preferential rights of any then outstanding Preferred Stock.

        5.      Redemption. The Common Stock is not redeemable.

B.      PREFERRED STOCK.

        The Preferred Stock shall have the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.

        1. Designation of the Series; Rank. The shares of such Preferred Stock shall be designated as (a) Series A Preferred Stock, (b) Series B Preferred Stock, (c) Series C Preferred Stock and (d) Series D Preferred Stock. The number of shares of Series A Preferred Stock shall be 8,065,000 at a par value of $0.001 per share. The issuance price of the Series A Preferred Stock shall be $0.248 per share (the "SERIES A ORIGINAL PURCHASE PRICE"). The number of shares of Series B Preferred Stock shall be 9,647,920 at a par value of $0.001 per share. The issuance price of the Series B Preferred Stock shall be $0.6763 per share (the "SERIES B ORIGINAL PURCHASE PRICE"). The number of shares of Series C Preferred Stock shall be 26,092,770 at a par value of $0.001 per share. The issuance price of the Series C Preferred Stock shall be $1.02844 per share (the "SERIES C ORIGINAL PURCHASE Price"). The number of shares of Series D Preferred


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Stock shall be 6,817,239 at a par value of $0.001 per share. The issuance price of the Series D Preferred Stock shall be $1.1246 per share (the "SERIES D ORIGINAL PURCHASE PRICE"). The Series A Original Purchase Price, the Series B Original Purchase Price, the Series C Original Purchase Price and the Series D Original Purchase Price are sometimes collectively referred to herein as the "ORIGINAL PURCHASE PRICE"). The Series A Preferred Stock and Series B Preferred Stock shall be pari passu with each other and shall rank senior to the Common Stock and any other capital stock of the Corporation ranking junior to the Preferred Stock as to dividends and upon liquidation, dissolution or winding up, but junior to the Series C Preferred Stock and Series D Preferred Stock as to dividends, liquidation, dissolution or winding up. The Series C Preferred Stock and Series D Preferred Stock shall be pari passu with each other and shall rank senior to the Series A Preferred Stock, the Series B Preferred Stock, the Common Stock and any other capital stock of the Corporation as to dividends, liquidation, dissolution or winding up.

        2. Dividends. Subject to the preferences described in Section 1, the holders of Preferred Stock shall be entitled to receive, when and if declared by the Board, out of funds legally available for that purpose, prior and in preference to any declaration or payment of any dividends (payable other than in Common Stock or other securities convertible into or entitling the holder hereof to receive, directly or indirectly, additional shares of Common Stock) on the Common Stock, cumulative dividends, which shall accrue on an annual basis, at the rate of eight percent (8%) of the Original Purchase Price for such series of Preferred Stock per annum, computed on each share of Preferred Stock from the date such share was originally issued, as adjusted for stock splits, stock dividends, recapitalizations, reclassifications and similar events that affect the number of outstanding shares of Preferred Stock. Cumulative dividends will accrue irrespective of whether there are profits, surplus or other funds of the Corporation legally available for payment of dividends. Dividends shall be payable pro rata for partial year periods.

        3.      Liquidation, Dissolution or Winding Up.

                (a) Other than as set forth in subsections 3(b) and 3(c) below, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (for the purposes of this Section 3, a "LIQUIDATION"), before any distribution of assets shall be made to the holders of Common Stock: (i) the holders of each share of Series C Preferred Stock and Series D Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount equal to the Series C Original Purchase Price or the Series D Original Purchase Price (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalizations affecting such shares, any such event, an "ADJUSTMENT"), as applicable, plus all declared but unpaid dividends and any accrued but unpaid dividends, as provided under
Section 2 above, on such share up to the date of distribution of the assets of the Corporation to the holders of Series C Preferred Stock and the holders of Series D Preferred Stock pursuant to this Section (the "SERIES C/D LIQUIDATION PREFERENCE"); and concurrently therewith, (ii) the holders of each share of Series A Preferred Stock and Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its


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stockholders an amount equal to the Series A Original Purchase Price or Series B
Original Purchase Price (subject to Adjustment), as applicable, plus all declared but unpaid dividends and any accrued but unpaid dividends, as provided under Section 2 above, on such share up to the date of distribution of the assets of the Corporation to the holders of Series A Preferred Stock and the holders of Series B Preferred Stock pursuant to this Section (the "SERIES A/B LIQUIDATION PREFERENCE;" the Series C/D Liquidation Preference and the Series
A/B Liquidation Preference are sometimes referred to collectively herein as the "LIQUIDATION PREFERENCE"). If, upon any such liquidation, dissolution or winding up of the Corporation, the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they shall be entitled, the holders of Preferred Stock shall share ratably in the distribution of the entire remaining assets and funds of the Corporation legally available for distribution in proportion to the respective aggregate Original Purchase Price of the Preferred Stock held by such holder at the time of a Liquidation.

                (b) Notwithstanding anything to the contrary contained in the foregoing, in lieu of receiving any distributions as described in subsection 3(a) above, any holder of shares of Preferred Stock may elect to share with the holders of the Common Stock on an as-if-converted basis, calculated as if all shares of Preferred Stock had been converted into shares of Common Stock.

                (c) The merger or consolidation of the Corporation into or with another entity (except if the Corporation is the surviving entity) or other similar transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of, or the sale of all or substantially all the assets of the Corporation, shall be deemed to be a Liquidation for purposes of this Section 3 unless the holders of a majority of the then outstanding shares of Series C Preferred Stock and Series D Preferred Stock, acting together as a single class, elect otherwise by giving written notice thereof to the Corporation at least three days before the effective date of such event. The amount deemed distributed to the holders of Preferred Stock upon any such Liquidation shall be the cash or the value of the property, rights or securities distributed to such holders by the acquiring person, firm or other entity. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors of the Corporation.

        4.      Voting.

                (a) Each holder of outstanding shares of Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible (as adjusted from time to time pursuant to Section 5 hereof), at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. Except as provided by law and by the provisions of subsections 4(b) or 4(c) below, the holders of shares of Preferred Stock shall vote together with the holders of Common Stock as a single class.


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                (b)     (i) the holders of record of the shares of Series A
Preferred Stock and the Series B Preferred, exclusively and voting together as a single class, shall be entitled to elect one director of the Corporation; (ii) the holders of record of the shares of Series C Preferred Stock and Series D Preferred Stock, exclusively and voting together as a single class, shall be entitled to elect two directors; and (iii) the remaining directors of the Corporation shall be elected by the holders of the Common Stock and Preferred Stock, voting together as a single class. At any meeting held for the purpose of electing directors, the presence in person or by proxy of the holders of a majority of the shares of Series A Preferred Stock and Series B Preferred Stock then outstanding shall constitute a quorum of the Series A Preferred Stock and Series B Preferred Stock for the purpose of electing directors by holders of the Series A Preferred Stock and Series B Preferred Stock and the presence in person or by proxy of the holders of a majority of the shares of Series C Preferred Stock and Series D Preferred Stock then outstanding shall constitute a quorum of the Series C Preferred Stock and Series D Preferred Stock for the purpose of electing directors by holders of the Series C Preferred Stock and Series D Preferred Stock. A vacancy in any directorship filled by the holders of a series of Preferred Stock shall be filled only by vote or written consent in lieu of a meeting of the holders of such series of Preferred Stock.

                (c) The Corporation shall not, without first obtaining the written consent or affirmative vote of the holders in interest of no less than a majority of the then outstanding shares of Series C Preferred Stock and Series D Preferred Stock, given in writing or by vote at a meeting, consenting or voting, as the case may be, together as a single class:

                        (i) authorize or issue any other class or series of equity or equity linked securities other than (A) the Reserved Employee Shares (as defined in Section 5(d)(i)(A)), (B) Series C Preferred Stock and Series D Preferred Stock pursuant to warrants to purchase such series of Preferred Stock outstanding on the Original Issue Date for the Series C Preferred Stock, and (C) Common Stock issuable upon conversion of any outstanding option, warrant or other convertible security outstanding on the Original Issue Date for the Series C Preferred Stock or take other actions materially affecting the powers, privileges and rights of the Preferred Stock;

                        (ii)    declare or pay any dividends on Common Stock;

                        (iii) repurchase shares of Common Stock or Preferred Stock except for (A) unvested shares repurchased from former employees as set forth in the stock restriction agreements between such employees and the Corporation and (B) as set forth in Section 7 hereof;

                        (iv) other than in the ordinary course of business, make (or permit any corporation, a majority of the voting stock of which is owned or controlled by the Corporation to make) any loan or advance to any subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Corporation;


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                        (v)     make any loan or advance to any person,
including, without limitation, any stockholder, officer, director or employee of the Corporation or any subsidiary, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the Board of Directors;

                        (vi) guarantee, directly or indirectly, any indebtedness except for trade accounts of the Corporation or any subsidiary arising in the ordinary course of business;

                        (vii) engage in an initial public offering of the Corporation's securities;

                        (viii) (A) merge with or into or consolidate with any other entity, (B) sell, lease, or otherwise dispose of all or substantially all of its properties or assets, or effectuate any liquidation or winding up of the Corporation, or (C) acquire all or substantially all of the properties or assets of any other corporation or entity; or

                        (ix) increase the number of Reserved Employee Shares, as defined below, following the effective date of the filing of these Articles of Amendment and Restatement.

For the purposes of this Section 4(c), without limiting the generality of the foregoing, (i) the creation, authorization or issuance of any class or series of capital stock with preference or priority over the Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation and (ii) increasing or decreasing the number of authorized shares of any class or series of Preferred Stock (except in accordance with Section 5(c)(iv), Section 6(c) and Article Ninth, paragraph (d)) shall be deemed to materially affect the Preferred Stock.

                (d) The Corporation shall not declare or pay any dividends or any other distributions of property, assets or instruments of indebtedness on shares of any outstanding stock unless the Corporation shall have declared and paid to the holders of the Preferred Stock the dividends set forth in Section 2 and shall declare and pay dividends to the holders of the Preferred Stock as may be declared and paid to the holders of any outstanding stock; provided, however, that no dividend shall be declared or paid to the holders of shares of any class or series of Preferred Stock unless an identical dividend is declared and paid to the holders of shares of each other class or series of Preferred Stock subject to and in accordance with the preferences described in Section 2 hereof.

        5. Optional Conversion. The holders of shares of Preferred Stock shall have conversion rights as follows (the "CONVERSION RIGHTS"):

                (a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Purchase


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Price for such series of Preferred Stock by the Conversion Price (as defined below) for such series of Preferred Stock in effect at the time of conversion. The initial Conversion Price for a series of Preferred Stock will be the Original Purchase Price for such series. The conversion price at which shares of Common Stock shall be deliverable upon conversion of the shares of Series A Preferred Stock without payment of additional consideration by the holder thereof (the "SERIES A CONVERSION PRICE") shall initially be the Series A Original Purchase Price. The conversion price at which shares of Common Stock shall be deliverable upon conversion of the shares of Series B Preferred Stock without additional payment by the holder thereof (the "SERIES B CONVERSION PRICE") shall initially be the Series B Original Purchase Price. The conversion price at which shares of Common Stock shall be deliverable upon conversion of the shares of Series C Preferred Stock without additional payment by the holder thereof (the "SERIES C CONVERSION PRICE") shall initially be the Series C Original Purchase Price. The conversion price at which shares of Common Stock shall be deliverable upon conversion of the shares of Series D Preferred Stock without additional payment by the holder thereof (the "SERIES D CONVERSION PRICE") shall initially be the Series D Original Purchase Price (the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price and the Series D Conversion Price are sometimes collectively referred to herein as the "CONVERSION PRICE"). The Conversion Price for each series of Preferred Stock, and the rate at which shares of Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

                        In the event of a Liquidation, the Conversion Rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on Liquidation to the holders of Preferred Stock.

                (b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                (c)     Mechanics of Conversion.

                        (i) To convert shares of Preferred Stock into shares of Common Stock, each holder so converting shares shall surrender the certificate or certificates for such shares of Preferred Stock, at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer,


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in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date (the "CONVERSION DATE"). The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Preferred Stock, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "SECURITIES ACT"), the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

                        (ii) The Corporation shall, at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

                        (iii) Upon any such conversion, no adjustment to the Conversion Price shall be made for any accrued and unpaid dividends on the Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

                        (iv) All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders


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thereof to receive shares of Common Stock in exchange therefor. Any shares of
Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Preferred Stock accordingly.

                (d)     Adjustments to Conversion Price for Diluting Issues:

                        (i) Special Definitions. For purposes of this Subsection 5(d), the following definitions shall apply:

                                (A)     "OPTION" shall mean rights, options or
warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities, except options granted to or shares of Common Stock acquired by employees or consultants of the Corporation pursuant to an option plan or other compensation arrangement adopted by the Board, up to a maximum of 8,156,789 shares of Common Stock (subject to Adjustment) (such excluded options and shares, the "RESERVED EMPLOYEE SHARES").

                                (B)     "ORIGINAL ISSUE DATE" shall mean the
date on which the first share of each series of Preferred Stock was first issued.

                                (C)     "CONVERTIBLE SECURITIES" shall mean any
evidences of indebtedness, shares of stock or other securities directly or indirectly convertible into or exchangeable for Common Stock.

                                (D)     "ADDITIONAL SHARES OF COMMON STOCK"
shall mean, with respect to each series of Preferred Stock, all shares of Common Stock issued (or, pursuant to Subsection 5(d)(iii) below, deemed to be issued) by the Corporation after the Original Issue Date of such series of Preferred Stock, other than:

        (I) shares of Common Stock issued or issuable upon conversion of shares of Preferred Stock;

        (II) shares of Common Stock issued or issuable as a dividend or distribution on Preferred Stock;

        (III)   the Reserved Employee Shares; or

        (IV) shares of Common Stock issued or issuable by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (I), (II) and (III) or this clause (IV).


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                        (ii)    No Adjustment of Conversion Price. No adjustment
in the number of shares of Common Stock into which the Preferred Stock is convertible shall be made, by adjustment in the applicable Conversion Price thereof unless the consideration per share (determined pursuant to Subsection 5(d)(v)) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the applicable Conversion Price in effect on the date of, and immediately prior to, the issue of such Additional Shares of Common Stock.

                        (iii) Issue of Securities Deemed Issue of Additional Shares of Common Stock.

                                (A)     Options and Convertible Securities. If
the Corporation at any time or from time to time after the Original Issue Date of the Series C Preferred shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Subsection 5(d)(v) hereof) of such Additional Shares of Common Stock would be less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

        (I) no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

        (II) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

        (III) no readjustment pursuant to clause (II) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuance


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of Additional Shares of Common Stock between the original adjustment date and such readjustment date; and

        (IV) upon the expiration or termination of an unexercised Option or unexercised rights of conversion or exchange of Convertible Securities, the Conversion Price shall not be readjusted, but the Additional Shares of Common Stock deemed issued as the result of the original issue of such Option or Convertible Securities shall not be deemed issued for the purposes of any subsequent adjustment of the Conversion Price.

                                (B)     Stock Dividends and Subdivisions. In the
event the Corporation at any time or from time to time after the Original Issue Date of the Series C Preferred Stock shall declare or pay any dividend on the Common Stock, payable in Common Stock, or effect a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), then Additional Shares of Common Stock shall be deemed to have been issued:

        (I) in the case of any such dividend, immediately after the close of business on the record date for the determination of holders or any class of securities entitled to receive such dividend, or

        (II) in the case of any subdivision, at the close of business on the date immediately prior to the date upon which such corporate action becomes effective.

        If such record date shall have been fixed and such dividend shall not have been fully paid on the date fixed therefor, the adjustment previously made in the applicable Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Subsection 5(d)(iii) as of the time of actual payment of such dividend.

                        (iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 5(d)(iii)), without consideration or for a consideration per share less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest tenth of a cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; provided that, for the purpose of this Subsection 5(d)(iv) other than the previous proviso regarding dividends and subdivisions, all shares of Common Stock issuable upon conversion of shares of Preferred Stock outstanding immediately prior to such issue shall be deemed to be outstanding, and immediately after any Additional Shares of Common Stock are deemed issued pursuant to Subsection 5(d)(iii) (whether or not excluded from the definition of "Additional Shares of Common Stock" by virtue of clauses (II), (III) and (IV) of Subsection 5(d)(i)(D)), such Additional Shares of Common Stock shall be deemed to be outstanding; provided further, that in the event the Corporation, without receiving any consideration, declares a dividend on Common Stock, payable in Common Stock, or effects a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, the Conversion Price in effect immediately prior to such stock dividend or subdivision shall, on the date that Additional Shares of Common Stock are deemed issued pursuant to Subsection 5(d)(iii)(B), be adjusted by multiplying such Conversion Price by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately prior to such event and the denominator is the number of shares of Common Stock outstanding immediately after such event, and provided further, that the applicable Conversion Price shall not be so reduced at such time if the amount of such reduction would be an amount less than $.001, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $.001 or more.

                        (v) Determination of Consideration. For purposes of this Subsection 5(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                                (A)     Cash and Property: Such consideration
shall:

        (I) insofar as it consists of cash, be computed at the aggregate of cash received by the Corporation, excluding amounts paid or payable for accrued interest or accrued dividends;

        (II) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board; and

        (III) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board.

                                (B)     Options and Convertible Securities. The
consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 5(d)(iii)(A), relating to Options and Convertible Securities, shall be determined by dividing

                                        (x)     the total amount, if any,
received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                                        (y)     the maximum number of shares of
Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                                (C)     Stock Dividends and Stock Subdivisions.
Any Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 5(d)(iii)(B), relating to stock dividends and stock subdivisions, shall be deemed to have been issued for no consideration.

                        (vi) Adjustment for Combinations or Consolidation of Common Stock. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the applicable Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be adjusted by multiplying such Conversion Price by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately prior to such event and the denominator is the number of shares outstanding immediately after such event.

                        (vii) Adjustment for Merger or Reorganization, etc. In case of any consolidation, recapitalization or merger of the Corporation with or into another entity or the sale of all or substantially all of the assets of the Corporation to another entity (other than a subdivision or combination provided for elsewhere in this Section 5 and other than a consolidation, merger or sale which is treated as a Liquidation pursuant to Section 3), each share of Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 5 set forth with respect to the rights and interest thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Section 5 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Preferred Stock.

                (e) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this
Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

                (f) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Preferred Stock.

                (g)     Notice of Record Date. In the event:

                        (i) that the Corporation takes a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or any other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right;

                        (ii) that the Corporation subdivides or combines its outstanding shares of Common Stock;

                        (iii) of any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation, or of the sale of all or substantially all of the assets of the Corporation; or

                        (iv) of the involuntary or voluntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Preferred Stock, and shall cause to be mailed to the holders of the Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, at least 10 days prior to the record date specified in (A) below or 20 days before the date specified in (B) below, a notice stating

                                (A)     the record date of such dividend,
distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

                                (B)     the date on which such reclassification,
consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

        6.      Automatic Conversion.

                (a) Effective upon either (i) the closing of the sale of shares of Common Stock pursuant to an effective registration statement under the Securities Act resulting in at least twenty five million dollars ($25,000,000.00) of gross proceeds to the Corporation, at a per share price of at least three times the Series C Original Purchase Price (subject to Adjustment), covering such sale, or (ii) the written request of the holders in interest of at least (A) a majority of the Series C Preferred Stock and the Series D Preferred Stock then outstanding and (B) 66.67% of the shares of Series A Preferred Stock and Series B Preferred Stock then outstanding, voting together as a class, without any further action on the part of any holder of Preferred Stock or the Corporation, all outstanding shares of Preferred Stock shall automatically convert to shares of Common Stock in the manner provided in
Section 5 herein, at the then effective Conversion Price.

                (b)     In the case of an automatic conversion pursuant to this
Section 6, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, that the Corporation shall not be obligated to issue to any holder certificates evidencing the shares of Common Stock issuable such conversion unless certificates evidencing such shares of Preferred Stock are delivered either to the Corporation or any transfer agent of the Corporation.

                (c) All certificates evidencing shares of Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the date such certificates are so required to be surrendered, be deemed to have been retired and canceled and the shares of Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. The Corporation shall thereafter take such appropriate action as may be necessary to reduce the authorized Preferred Stock accordingly.

        7.      Redemption.

                (a) At any time following the fifth anniversary of the Original Issue Date of Series C Preferred Stock, at the individual option of each holder of shares of Preferred Stock such holder shall have the right to require the Corporation to redeem its respective shares of Preferred Stock (the "REDEMPTION") at the Redemption Share Price (as defined in subsection 7(f) below) by delivering a written notice to the Corporation (a "REDEMPTION ELECTION"); provided, however, that the Corporation shall not be required to make a redemption not in accordance with Section 2-311 of the General Corporations Law of Maryland.

                (b) Upon the Corporation receiving a Redemption Election, a disinterested appraisal firm, which is a member of a recognized professional association, reasonably acceptable to the Corporation and the holders of a majority of the shares of Preferred Stock being redeemed shall determine Market Value as set forth below. If the parties are unable to agree on an appraisal firm within 10 days after the delivery of a Redemption Election, a firm shall be selected by lot from the top-tier investment banking firms, after the Corporation and the holders of a majority of the shares of Preferred Stock being redeemed have each eliminated one such firm (the "APPRAISAL FIRM"). The Appraisal Firm shall then make a determination of the Market Value, and, using such determination of Market Value, shall calculate the Redemption Share Price. The selection and determination of the Appraisal Firm shall be final and binding upon all parties. The expenses of the Appraisal Firm shall be borne by the Corporation.

                (c) Within 10 days after the final determination of the Redemption Share Price pursuant to subsection (b) above, the Corporation shall notify promptly all holders of shares of Preferred Stock in writing (the "REDEMPTION NOTICE") of the delivery of the Redemption Election and of the determination of the Redemption Share Price. The holders of shares of Preferred Stock may elect to sell to the Corporation (the "REDEMPTION SELL NOTICE") all or a portion of their shares of Preferred Stock by delivering written notice to the Corporation within 25 days after delivery of the Redemption Notice. Subject to the provisions hereof, within 30 days after delivery of the Redemption Notice, the Corporation shall purchase, and all such electing holders of Preferred Stock shall sell, the portion of such shares which the holders thereof have elected to sell to the Corporation pursuant to subsections (d) and (f) of this Section 7, at a time and place mutually agreeable to the Corporation and the holders of a majority of the shares of Preferred Stock being redeemed (the "REDEMPTION CLOSING"). The Corporation shall notify all holders of shares of Preferred Stock of the date and place of the Redemption Closing at least seven days prior to the Redemption Closing.

                (d) At the Redemption Closing, the holders of shares of Preferred Stock shall deliver to the Corporation certificates representing the shares of Preferred Stock that they have elected to sell to the Corporation (the "REDEMPTION SHARES"), and the Corporation shall deliver to each such holder the Redemption Share Price for each share of Preferred Stock to be sold to the Corporation (by cashier's or certified check or by wire transfer of immediately available funds to an account designated by such holder) paid in full. Notwithstanding the foregoing, if the

Corporation determines that cash or cash equivalents to pay in full each such holder the Redemption Share Price for each share of Preferred Stock to be sold by such holder to the Corporation are unavailable, the Corporation will use all such cash or cash equivalents as are available, in the reasonable determination of the Board of Directors, including the consent of the directors elected solely by the holders of the shares of Preferred Stock, to pay at the Redemption Closing as much of the amount owed to such holders as it is legally able (such payment to be made pro rata to such holders on the basis of the amount owed to each such holder). If the holders of shares of Preferred Stock do not accept such determination as to whether there is a sufficient amount of cash available, the parties shall submit such disagreement to determination by an investment banker in accordance with the procedure set forth in subsection (b). Any portion owed to such holders which is not paid in cash or cash equivalents at the Redemption Closing shall be paid for by the issuance of senior secured promissory notes of the Corporation, subordinated only to the Corporation's senior bank indebtedness incurred solely for working capital purposes, in form and substance reasonably satisfactory to the holders of shares of Preferred Stock (the "REDEMPTION NOTES"), which shall be secured by all of the assets of the Corporation pursuant to the terms of a security agreement in a form reasonably acceptable to the holders of shares of Preferred Stock. At any time that Redemption Notes are outstanding, the Corporation may incur debt solely in connection with the operation of its business that is junior to the Redemption Notes.

                (e) The Redemption Notes will bear interest at Prime plus 200 basis points. "PRIME" means a floating rate per annum equal to the interest rate per annum announced from time to time by Chase Manhattan Bank or its successor as its prime rate. Accrued interest on the Redemption Notes will be payable monthly. The Corporation will pay the principal amount of the Redemption Notes, first to the holders of the Series C Preferred Stock and the holders of the Series D Preferred Stock, and second to the holders of the Series A Preferred Stock and the holders of the Series B Preferred Stock to be redeemed (and to the holders within each series on a pro rata basis based on the amount owed to such holders), as soon as it is able (as determined in subsection (d) above), but in no event more than one year after the Redemption Closing. The Redemption Notes may be prepaid at the Corporation's option at any time without penalty or premium. Upon the occurrence of a Redemption Note Default (as defined below), the holders of a majority of the aggregate outstanding principal balance of the Redemption Notes will be entitled to declare the entire principal balance of all Redemption Notes (together with all accrued and unpaid interest thereon) to be immediately due and payable. A "REDEMPTION NOTE DEFAULT" shall include, without limitation, (A) a default by the Corporation in the full payment when due of interest or principal on the Redemption Notes and (B) customary bankruptcy and insolvency events. All payments by the Corporation of principal or interest in respect of Redemption Notes shall be made pro rata to all of the holders of the Redemption Notes on the basis of the amount of principal or interest (as the case may be) due on the Redemption Note held by each such holder.

                (f) The "REDEMPTION SHARE PRICE" of a share of the Preferred Stock means the greater of (i) the Liquidation Preference applicable to such share of Preferred Stock and (ii) the amount obtained by multiplying the number of shares of Common Stock into which each share of Preferred Stock is then convertible by a fraction, the numerator of which is
(A) the Market Value (as defined below) of the Corporation and the denominator of which is (B) the aggregate number of shares of Common Stock of the Corporation on a fully-diluted basis (as determined for purposes of determining Market Value).

                (g) "MARKET VALUE" means the fair market value of the Corporation's entire common equity on a fully-diluted basis (assuming the exercise of all warrants, options or other rights to acquire Common Stock and the payment of the exercise price therefor, and the conversion of all securities convertible directly or indirectly into Common Stock) determined on a going concern basis as between a willing buyer and a willing seller and taking into account all relevant factors determinative of value; provided that the Market Value shall reflect the particular rights, preferences and privileges of each series of Preferred Stock as such may be determined by the Appraisal Firm.

                SIXTH: Immediately before the filing of these Articles of Amendment and Restatement, the total number of shares of all classes of capital stock that the Corporation had authority to issue was 60,712,920 shares, consisting of (i) 43,000,000 shares of Common Stock, par value $0.001 per share, and (ii) 17,712,920 shares of preferred stock, 8,065,000 of which were designated Series A Convertible Preferred Stock, $0.001 par value per share, and 9,647,920 of which are designated as Series B Convertible Preferred Stock, $0.001 par value per share, or an aggregate par value of $60,712.92.

                SEVENTH: Immediately following the filing of these Articles of Amendment and Restatement, the total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 126,337,594 divided into two (2) classes, (i) the first class consisting of 75,714,665 shares of Common Stock, par value $0.001 per share, or an aggregate par value of $75,714.67 and (ii) the second class consisting of 50,622,929 shares of preferred stock, 8,065,000 of which are designated Series A Convertible Preferred Stock, par value $0.001 per share, 9,647,920 of which are designated as Series B Convertible Preferred Stock, par value $0.001 per share, 26,092,770 of which are designated as Series C Convertible Preferred Stock, par value $0.001 per share, and 6,817,239 of which are designated as Series D Convertible Preferred Stock, par value $0.001 per share or an aggregate par value of $50,622.93.

                EIGHTH: The Corporation shall have seven (7) directors, which number may be increased or decreased pursuant to an amendment of these Articles of Incorporation, but to not less than the lesser of three (3) or the number of stockholders. The current directors are William Gust II, Richard Faint, Anil Sethi, Mark Wesker, Jonathan I. Grabel, Lawrence Bettino and Andrew Filipowski.

                NINTH: The following provisions are hereby adopted for the purpose of defining, limiting and regulating the powers of the Corporation and of the directors and stockholders and are subject to the other provisions contained herein:

                (a) The Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, and securities convertible into shares of its stock, of any class or classes, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable.

                (b) No contract or other transaction between this Corporation and any other corporation, partnership, individual or other entity and no act of this Corporation shall in any way be affected or invalidated by the fact that any of the directors of this Corporation are directors, principals, partners or officers of such other entity, or are pecuniarily or otherwise interested in such contract, transaction or act; provided that (i) the existence of such relationship or such interest shall be disclosed to the Board of Directors or to a committee of the Board of Directors if the matter involves a committee decision, and the contract, transaction or act shall be authorized, approved or ratified by the unanimous vote of all the directors (including the disinterested directors) or (ii) the contract, transaction or act shall be authorized, ratified or approved in any other manner permitted by the Maryland General Corporation Law or (iii) the contract or transaction is fair and reasonable to the Corporation.

                (c) The Corporation reserves the right to make, from time to time, any amendments of its charter which may now or hereafter be authorized by law, including any amendments which alter the contract rights of any class of outstanding stock as expressly set forth in the charter.

                (d) The Board of Directors shall have the power to classify or reclassify any unissued stock, whether now or hereafter authorized by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of such stock.

                (e) No holder of any stock or any other securities of the Corporation, whether now or hereafter authorized, shall have any preemptive right to subscribe for or purchase any stock or any other securities of the Corporation other than such, if any, as the Board of Directors, in its sole discretion, may determine and at such price or prices and upon such other terms as the Board of Directors, in its sole discretion, may fix; and any stock or other securities which the Board of Directors may determine to offer for subscription may, as the Board of Directors in its sole discretion shall determine, be offered to the holders of any class, series or type of stock or other securities at the time outstanding to the exclusion of the holders of any or all other classes, series or types of stock or other securities at the time outstanding.

                (f) Notwithstanding any provision of law requiring the authorization of any action by a greater proportion than a majority of the total number of shares of all classes of capital stock or of the total number of shares of any class of capital stock, such action shall be valid and effective if authorized by the affirmative vote of the holders of a majority of the total number of shares of all classes outstanding and entitled to vote thereon, except as otherwise provided in the charter.

                (g) The Board of Directors of the Corporation shall, consistent with applicable law, have power in its sole discretion to determine from time to time in accordance with sound accounting practice or other reasonable valuation methods what constitutes annual or other net profits, earnings, surplus or net assets in excess of capital; to fix and vary from time to time the amount to be reserved as working capital, or determine that retained earnings or surplus shall remain in the hands of the Corporation; to set apart out of any funds of the Corporation such reserve or reserves in such amount or amounts and for such proper purpose or purposes as it shall determine and to abolish any such reserve or any part thereof; to redeem or purchase its stock or to distribute and pay distributions or dividends in stock, cash or other securities or property, out of surplus or any other funds or amounts legally available therefor, at such times and to the stockholders of record on such dates as it may, from time to time, determine; to determine the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); to determine the fair value and any matters relating to the acquisition, holding and disposition of any assets by the Corporation; and to determine whether and to what extent and at what times and places and under what conditions and regulations the books, accounts and documents of the Corporation, or any of them, shall be open to the inspection of stockholders, except as otherwise provided by statute, the rules of any stock exchange or market system on which securities of the Corporation are listed or by the By-Laws, and, except as so provided, no stockholder shall have any right to inspect any book, account or document of the Corporation unless authorized so to do by resolution of the Board of Directors.

                (h) To the maximum extent that limitations on the liability of directors and officers are permitted by the Maryland statutory or decisional law, as from time to time amended or interpreted, no director or officer of the Corporation shall have any personal liability to the Corporation or its stockholders for money damages. This limitation on liability applies to events occurring at the time a person serves as a director or officer at the time of any proceeding in which liability is asserted. No amendment or repeal of this paragraph, or the adoption of any provision of the Corporation's charter inconsistent with this paragraph, shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

                (i) To the maximum extent permitted by the General Laws of the State of Maryland, as from time to time amended, the Corporation shall indemnify its currently acting and its former directors against any and all liabilities and expenses incurred in connection with their services in such capacities, shall indemnify its currently acting and its former officers to the extent that indemnification shall be provided to directors, and shall indemnify its employees and agents and persons who serve and have served, at its request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture or other enterprise. The Corporation shall, also to the same extent, advance expenses to its directors, officers and other persons, if any, and may by its by-laws, resolution or agreement make further provision for indemnification of directors, officers, employees and agents. No amendment or repeal of this paragraph, or the adoption of any provision of the Corporation's charter inconsistent with this paragraph, shall apply to or affect in any respect the indemnification of any director or officer of the Corporation with respect to any alleged act or omission which occurred prior to such amendment, repeal or adoption.

                TENTH: These Articles of Amendment and Restatement were approved by the Board of Directors of the Corporation on November 1, 1999 and declared by the Board of Directors of the Corporation as advisable. The Board of Directors of the Corporation directed that the Articles of Amendment and Restatement be submitted to the Corporation's stockholders for approval.

                ELEVENTH: These Amended and Restated Articles of Incorporation were approved by the Stockholders of the Corporation on November 22, 1999.

                TWELFTH: Pursuant to the authorization of the Board of Directors of the Corporation, these Articles of Amendment and Restatement may be executed by the Chief Executive Officer of the Corporation and may be attested by the Secretary or any Assistant Secretary of the Corporation.

                    {Signature and attestation on next page}

                IN WITNESS WHEREOF, Sequoia Software Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chief Executive Officer and attested by its Assistant Secretary on the 22nd day of November, 1999.


                               SEQUOIA SOFTWARE CORPORATION

                               By: /s/ Richard C. Faint, Jr.
                                  -------------------------------
                                  Richard C. Faint, Jr., Chief Executive Officer



ATTEST:


/s/ Marc Rubin
---------------------------
Marc Rubin, Assistant Secretary

                THE UNDERSIGNED, Chief Executive Officer of Sequoia Software Corporation, who executed on behalf of the Corporation the Articles of Amendment and Restatement of which this Certificate is made a part, acknowledges in the name and on behalf of the Corporation that the foregoing Articles of Amendment and Restatement are the corporate act of the Corporation and certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

                                        Signed: /s/ Richard C. Faint, Jr.
                                               ---------------------------------
                                                Richard C. Faint, Jr.



Date: November 22, 1999



                                     - 23 -